Exhibit 99

                            NEWS RELEASE

                      SUPER FOOD SERVICES, INC.

SUBJECT:  SFS/Albertson's Litigation

FOR RELEASE ON:  January 3, 1995

FOR ADDITIONAL INFORMATION CONTACT:  Jack Twyman, Chairman



Super Food Services, Inc. announced today that the 5th District Court of Appeals of the State of Florida has affirmed, without opinion, the dismissal by the Circuit Court of Orange County, Florida of Super Foods' contract claims against Albertson's. Super Foods is disappointed with the decision and pursuant to the Florida Rules of Appellate procedure, Super Foods will promptly file a motion for either a rehearing, clarification or a certifica-tion with the 5th District Court of Appeals.

Super Foods is a full service wholesaler which distributes a complete line of food and non-food products to over 875 supermarkets in Michigan, Ohio, Indiana, Kentucky, West Virginia and Tennessee.

Super Food Services (SFS) is listed on the New York Stock Exchange.